Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 filed by American Oil & Gas Inc. of our report dated March 13, 2009 relating to the consolidated financial statements of American Oil & Gas Inc. appearing in the Annual Report on Form 10-K, as amended, of American Oil & Gas Inc. for the year ended December 31, 2008.

/s/ HEIN & ASSOCIATES LLP HEIN & ASSOCIATES LLP
Denver, Colorado
February 26, 2010